                                                       Kathryn C. Littleton
                                                             (607) 974-8206
                                                             John H. Abrams
                                                             (607) 974-8832

IMMEDIATE RELEASE
October 18, 1994
             Corning Incorporated Reports Third Quarter Results;

           Improved Performance Demonstrates Growth in Key Markets



    CORNING, N.Y., Oct. 18 - Corning Incorporated (NYSE:GLW) said today that its 1994 third quarter net income before special charges totaled $132.3 million, or $0.62 per share, compared with $96.1 million, or $0.49 per share, in 1993. This is an increase of 24 percent on a comparable basis.
    Corning said its third-quarter 1994 results include a special charge of $55.4 million after tax ($0.26 per share) which reflects charges associated with acquisition expenses, integration costs, and other reserves primarily relating to three newly acquired businesses at Corning Life Sciences.
    Including special charges, 1994 third quarter net income totaled $76.9 million, or $0.36 per share. For the third quarter 1993, Corning reported a loss of $33.9 million, or $0.18 per share, due to restructuring and other special charges.
    Sales increased 20 percent to $1.4 billion from 1993's third quarter of $1.2 billion. The company said approximately half of the sales increase resulted from acquisitions in the life sciences market completed in the last 12 months. The remainder of the increase was driven by growth in the communications and environmental markets.
    Equity company results, excluding the impact of a one-time charge in 1993, rose 35 percent to $42.4 million, primarily due to the elimination of losses from Vitro Corning, S.A., which was divested in the fourth quarter of 1993, and to improved results from operations at Dow Corning Corporation and other equity companies in the specialty materials segment.
    Corning Chairman James R. Houghton said, "Our focus on three distinct growth markets, ongoing fixed-cost reductions, improved manufacturing and service efficiencies, and a significant boost from the economy are working together to meet our sales and profit objectives."
    Corning Incorporated is a Fortune 200 company which competes in four business segments: specialty materials, communications, laboratory services and consumer products.
                                    -30-
Investor Relations Contact:  Richard B. Klein (607) 974-8313

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)

                                    Forty Weeks Ended    Sixteen Weeks Ended
                                  Oct. 9,      Oct. 10,    Oct. 9,  Oct. 10,
                                   1994         1993        1994     1993
                                      (Unaudited)            (Unaudited)
REVENUES
 Net sales                        $3,497.0    $ 2,921.8   $ 1,442.4 $1,198.0
 Royalty, interest, and
   dividend income                    21.5         21.8        10.3      9.4
 Non-operating gains                                4.2
                                   3,518.5      2,947.8     1,452.7  1,207.4

DEDUCTIONS
 Cost of sales                     2,236.1      1,889.5       917.9    789.0
 Selling, general and
   administrative expenses           633.2        564.8       245.2    219.5
 Research and development expenses   132.8        128.9        53.5     51.4
 Provision for restructuring and
   other special charges              82.3        207.0        82.3    207.0
 Interest expense                     85.6         63.9        33.9     28.8
 Other, net                           36.3         21.4        27.5      9.9

Income (loss) before taxes on
   income                            312.2         72.3        92.4    (98.2)
Income tax expense (benefit)         117.1         13.5        34.1    (45.1)
Income (loss) before minority
  interest and equity earnings       195.1         58.8        58.3    (53.1)
Minority interest in earnings
 of subsidiaries                     (39.0)        (9.5)      (21.1)    (2.6)
Dividends on convertible preferred
 securities of subsidiary             (2.7)                    (2.7)
Equity in earnings of associated
 companies                            92.9         56.4        42.4     21.8

NET INCOME (LOSS)                 $  246.3     $  105.7     $  76.9  $ (33.9)

EARNINGS PER COMMON SHARE:
NET INCOME (LOSS)                  $  1.18      $  0.55     $  0.36  $ (0.18)

The accompanying notes are an integral part of these statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

                                                 Oct. 9,       Jan. 2,
                                                   1994          1994
                                                (unaudited)
               ASSETS
CURRENT ASSETS
 Cash and short-term investments                 $  254.7      $   160.8
 Receivables, net                                   984.0          691.1
 Inventories                                        435.9          353.9
 Deferred taxes on income and other
   current assets                                   256.9          265.9
     Total current assets                         1,931.5        1,471.7

INVESTMENTS                                         765.0          630.7

PLANT AND EQUIPMENT, NET                          1,867.2        1,759.8

GOODWILL AND OTHER INTANGIBLE ASSETS, NET         1,270.1        1,009.1

OTHER ASSETS                                        313.1          360.4
                                                 $6,146.9      $ 5,231.7

     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Loans payable                                   $  329.0      $   141.7
 Accounts payable                                   192.5          245.1
 Other accrued liabilities                          778.4          633.5
     Total current liabilities                    1,299.9        1,020.3

OTHER LIABILITIES                                   658.0          668.6
LOANS PAYABLE BEYOND ONE YEAR                     1,351.0        1,585.6
MINORITY INTEREST IN SUBSIDIARY COMPANIES           194.5          245.7
CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY      364.4
CONVERTIBLE PREFERRED STOCK                          25.0           25.7
COMMON STOCKHOLDERS' EQUITY                       2,254.1        1,685.8
                                                 $6,146.9      $ 5,231.7

The accompanying notes are an integral part of these statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
QUARTER 3, 1994

(1) Earnings per common share are computed by dividing net income less dividends on Series B preferred stock by the weighted average number of common shares outstanding during the period. The weighted average shares outstanding (in thousands) for the third quarter were 213,353 and 192,132 for 1994 and 1993, respectively, and for the third quarter year-to-date were 207,921 and 190,562 for the same periods. Dividends on Series B preferred stock of $0.5 million and $1.5 million were declared in the third quarter and third quarter year-to-date 1994, respectively, compared with $0.6 million and $1.7 million in the same periods of 1993.

(2) Depreciation and amortization charged to operations for the forty weeks ended October 9, 1994, and October 10, 1993, totaled $252.1 million and $210.6 million, respectively.

(3) In June 1994, Corning and International Technology Corporation established a jointly owned company whereby Corning transferred the net assets of its environmental testing laboratory business and International Technology transferred the assets of its IT Analytical Services business to the new company. As a result of the transaction, Corning and International Technology each own 50 percent of the newly created company which will provide environmental testing and related services. Corning will account for its investment in the new company using the equity method of accounting for investments. Corning recognized a gain on the transaction which, net of its share of a one-time integration charge taken by the new company, is immaterial and has been included in equity earnings.

(4) In September 1994, Corning acquired all of the outstanding shares of common stock and options to purchase common stock of Nichols Institute in a transaction accounted for as a pooling of interests. Corning issued 7.5 million new shares of Corning common stock and reserved 1.1 million shares for future issuance upon the exercise of options issued in connection with the Nichols transaction. In October 1994, Corning acquired all of the outstanding shares of Bioran Medical Laboratory for approximately 6.0 million shares of Corning common stock in a pooling of interests transaction. Corning's consolidated financial statements have not been restated because these acquisitions were not material to Corning's historical financial position or results of operations.

(5) In September 1994, Siecor Corporation, a consolidated subsidiary, signed a definitive agreement to purchase certain assets relating to the hardware and equipment components businesses of Northern Telecom Limited for approximately $135 million. The transaction, which is subject to regulatory approval, is expected to be completed in 1994's fourth quarter.

(6) In October 1994, Corning signed a definitive agreement to sell its European consumer products business to Newell Co. Terms were not disclosed. The transaction is expected to be completed in 1994's fourth quarter and is not expected to have a material impact on Corning's financial statements.

(7) During the third quarter 1994, Corning and Corning Delaware, a special purpose limited partnership in which Corning is the sole general partner, completed a public offering of $373.8 million of 6 percent Convertible Monthly Income Preferred Securities (MIPS), which are guaranteed by Corning and convertible into Corning common stock. Each MIPS security is convertible into Corning common stock at the rate of 1.2821 shares of Corning common stock for each MIPS security (equivalent to a conversion price of $39 per share). Corning used the proceeds from the MIPS offering to retire the remaining debt incurred in the 1993 acquisition of Damon Corporation.
                                   -more-

(8) During the third quarter 1994, Corning issued $100 million of 30-year debentures with an interest rate of 7.625 percent due August 1, 2024. The bonds are putable in 10 years at par. The proceeds from these borrowings were used to repay short-term borrowings assumed in connection with recent acquisitions.

(9) In September 1994, Dow Corning Corporation's Board of Directors approved Dow Corning's continued participation in the global settlement for breast implant litigation. Also in September, the U.S. District Court granted final approval to the settlement, assessing it as fair, reasonable and adequate (a ruling which has subsequently been appealed by various parties) and afforded plaintiffs who originally opted out of the settlement the opportunity to rejoin the settlement in specified periods which currently end no later than December 1, 1994. Future developments in this litigation may require Dow Corning to record additional provisions.

    Corning does not believe that its share of any additional charge taken by Dow Corning resulting from breast-implant litigation will have a material adverse impact upon Corning's overall financial condition. However, it is possible that Corning's share of any such charge taken by Dow Corning will have a material adverse effect upon Corning's earnings in the quarter in which any such charge is recognized by Dow Corning. The amount of any such charge would be written off against Corning's investment in Dow Corning which totaled $402 million at October 9, 1994.

Non-operating gains and losses

(10)During the third quarter 1994, Corning recorded a charge totaling $82.3 million ($55.4 million after tax) which included $50.7 million of integration costs, $21.6 million of investment banking, legal, and accounting fees and other transaction expenses, and $10 million of other reserves primarily related to the Nichols, Maryland Medical Laboratory and Bioran Medical Laboratory acquisitions.

(11)During the third quarter 1993, Corning recognized non-recurring charges totaling $207 million ($120.5 million after tax and minority interest) which included $156 million of restructuring charges and $51.0 million of other special charges. The restructuring charges included costs to integrate the Damon acquisition and costs of a planned company-wide restructuring program to reduce assets and overhead costs during 1994. The other special charges primarily included a charge by MetPath of $36.5 million to reflect the settlement and related legal expenses associated with its compromise agreement with the Civil Division of the U.S. Department of Justice, and $8 million of investment banking, legal, and accounting fees and other transaction expenses related to the Costar acquisition.

    Corning also recognized a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning, S.A.

(12)During the third quarter year-to-date 1993, Corning recognized non-recurring charges totaling $207 million ($120.5 million after tax), a $4.2 million ($2.6 million after tax) non-operating gain and a $9.5 million reduction in equity earnings as a result of a restructuring charge taken by Vitro Corning, S.A.
                            ####